EXHIBIT 10.1

EXECUTIVE EMPLOYMENT AGREEMENT

This Executive Employment Agreement (“Agreement”) is entered into effective February 4, 2013 (the “Effective Date”) by and between Alliqua, Inc., with its principal place of business at 850 Third Avenue, Suite 1801, New York, NY 10022 (the “Company”), and David Johnson (“Executive”).  In consideration of the mutual promises and covenants contained in this Agreement, the parties agree as follows:

1.           Agreement to Employ.  The Company desires to secure the services of Executive as its President and Chief Executive Officer (“CEO”).  The Company and Executive desire to enter into this Agreement to, among other things, set forth the terms of Executive’s employment with the Company.  The Company and Executive acknowledge that this Agreement supersedes any other offer, agreement or promises made by anyone, specifically concerning the offer of employment by the Company and the terms of Executive’s employment, and this Agreement comprises the complete agreement between Executive and the Company concerning Executive’s employment by the Company.

2.           Term of Agreement.  This Agreement shall be binding upon and enforceable against the Company and Executive immediately when both parties execute the Agreement.  The Agreement’s stated term and the employment relationship created hereunder will begin on the Effective Date and will remain in effect for three (3) years, unless earlier terminated in accordance with Section 8 (the “Initial Employment Term”).  This Agreement shall be automatically renewed for successive one (1) year terms after the Initial Employment Term (each one-year period, a “Renewal Term”), unless terminated by either party upon written notice (“Non-Renewal Notice”) provided not less than four (4) months before the end of the Initial Employment Term or any Renewal Term, or unless earlier terminated in accordance with Section 8.  The period during which Executive is employed under this Agreement (including any Renewal Term) will be referred to as the “Employment Period.”

3.           Surviving Agreement Provisions.  Notwithstanding any provision of this Agreement to the contrary, the parties’ respective rights and obligations under Sections 6 through 12 shall survive any termination or expiration of this Agreement or the termination of Executive’s employment for any reason whatsoever.

4.           Services to be Provided by Executive.

(a)           Position and Responsibilities. Subject to the Agreement’s terms, Executive shall serve as the Company’s President and CEO and shall report directly and solely to the Company’s board of directors (the “Board”).  Executive shall have the duties and privileges customarily associated with an executive occupying such role at a publicly-traded company, and shall perform all reasonable acts customarily associated with such role, or necessary and/or desirable to protect and advance the best interests of the Company.  Executive shall also serve as a Member of the Board and as Chairman of the board of directors of AquaMed Technologies, Inc. (the “AquaMed Board”). The Company shall make reasonable efforts, consistent with the Board’s fiduciary duties, to cause Executive to be nominated and re-elected as a member of the Board  and as Chairman of the AquaMed Board at the expiration of each then-current term as a director; provided, however, if Executive’s employment terminates for any reason, Executive agrees he immediately shall resign from the Board and the AquaMed Board if so requested in writing by the Board.  For purposes of this Agreement only, all references to the Board shall not include Executive.

(b)           Primary Office.  Executive’s primary office shall be at 2150 Cabot Boulevard West, Langhorne, Pennsylvania (the “Primary Office”), subject to reasonable travel requirements.

(c)   Executive’s Employment Representations.  Executive agrees that, taking into account Executive’s other business activities as described herein, he shall devote reasonably sufficient working time to the Company’s affairs in order to properly carry out Executive’s duties. Executive has disclosed, and the Company understands and acknowledges, that Executive is a member of the Advisory Board of Flextronics International, Ltd., is currently in discussions with two other companies to serve on their boards of directors and/or as a consultant, and that Executive may pursue other similar activities in the future, all of which may collectively require material portions of Executive’s business time and attention, but none of which are competitive with the Business (as defined herein) of the Company. In addition to the business activities described in the preceding sentence, during the Employment Period, Executive  may serve as a member of any board of directors, or as a trustee of, or in any manner be affiliated with, any present or future for-profit business venture (“Outside Business Relationship”), and may provide services to civic, religious, and not for profit organizations, without the consent of the Board; provided, however, that: (i) Executive first provides written notice to the Board of Executive’s intention to engage in an Outside Business Relationship; and (ii) such Outside Business Relationship is not competitive with the Business (as defined herein) of the Company.  Executive represents to the Company that Executive (x) is not, to Executive’s knowledge, violating and will not violate any contractual, legal, or fiduciary obligations or burdens to which Executive is subject as of the Effective Date by entering into this Agreement or providing services under the Agreement’s terms; (y) is, to Executive’s knowledge, under no contractual, legal, or fiduciary obligation or burden that will interfere with his ability to perform services under the Agreement’s terms; and (z) has no bankruptcies, convictions, disputes with regulatory agencies, or other discloseable or disqualifying events that would have any material impact on the Company or its ability to conduct securities offerings.

5.           Compensation for Services.  As compensation for the services Executive will perform under this Agreement during the Employment Period, the Company will pay Executive, and Executive shall accept as full compensation, the following:

(a)           Base Salary.  Executive shall receive a bi-weekly salary of thirteen thousand four hundred sixty-one dollars and fifty-four cents (U.S. $13,461.54) (annualized, three hundred fifty thousand dollars (U.S. $350,000.00)), less required withholdings (the “Base Salary”), payable in equal installments bi-weekly pursuant to the Company’s normal payroll practices.  The Base Salary may be increased in the discretion of the Board, but not decreased without the prior written consent of Executive.  If increased, the increased amount shall constitute Base Salary for purposes of this Agreement. Executive’s compensation shall be subject to all appropriate federal and state withholding taxes.

(b)           Bonus Plans.  In each calendar year of the Employment Period, commencing with the 2013 calendar year, Executive shall be eligible to receive annual cash bonuses of up to one hundred percent (100%) of his Base Salary. Within sixty (60) days of the Effective Date, and within sixty (60) days of the conclusion of each calendar year of the Employment Period thereafter, the Compensation Committee of the Board, after consultation with Executive, shall establish reasonable written objective performance goals for Executive (the “Annual Objectives”).  Executive shall be entitled to an annual cash bonus equal to one hundred percent (100%) of his Base Salary (the “Target Bonus”) upon achievement of all Annual Objectives. In the event Executive does not achieve all Annual Objectives, the amount of such annual bonus shall be in the sole discretion of the Compensation Committee of the Board and consistent with the terms of any written bonus or incentive plan then in effect. The Company shall pay any annual bonus on or before March 15th of the calendar year following the calendar year to which the bonus relates.  Except as otherwise set forth in this Agreement, Executive shall not be entitled to an annual bonus unless he is employed by the Company as of December 31st of the year to which the bonus relates.

(c)           Equity Award.  During the Employment Period, Executive shall receive the following equity awards pursuant to the Alliqua, Inc. 2011 Long-Term Incentive Plan and any amendments thereto (the “2011 Plan”) or, if there are not sufficient shares available under the 2011 Plan, pursuant to a stand-alone award agreement:

(i)           An award of nonqualified stock options on the Effective Date with respect to the number of shares of the Company’s common stock equal to 3% of the Company’s total outstanding shares of common stock (determined on a fully-diluted basis as of the Effective Date), subject to the terms and conditions of a nonqualified stock option award agreement consistent with this Agreement and, if granted pursuant to the 2011 Plan, the 2011 Plan, which terms shall include: (A) an exercise price equal to the fair market value of a share of common stock at the close of the market on the Effective Date, (B) immediate vesting and exercisability of 100% of such options on the Effective Date, and (C) a term of ten (10) years (subject to early termination of forfeiture in accordance with the terms of the nonqualified stock option award agreement).

(ii)           An award of nonqualified stock options on the last business day of each calendar quarter during the period commencing on the Effective Date and ending on the third anniversary of the Effective Date, with the number of shares subject to each such grant equal to 0.333% of the Company’s outstanding shares of common stock as of the date of grant (determined on a fully-diluted basis) (each a “Quarterly Grant”).  Each Quarterly Grant shall be subject to the terms and conditions of a nonqualified stock option agreement consistent with this Agreement and, if granted pursuant to the 2011 Plan, the 2011 Plan, which terms shall include: (A) an exercise price equal to the fair market value of a share of common stock at the close of the market on the date of grant, (B) the first eight (8) grants will be 100% vested and exercisable on the first anniversary of their respective dates of grant, and the last four (4) grants will be 100% vested and exercisable immediately on their respective dates of grant, (C) immediate vesting of 100% of the then unvested optioned shares upon the effective date of a “Change in Control” (as defined in the 2011 Plan) with respect to such grant), and (D) a term of ten (10) years (subject to early termination of forfeiture in accordance with the terms of the nonqualified stock option award agreement).

(iii)           Subject to the discretion of the Board, Executive will be eligible to receive additional equity compensation pursuant to the 2011 Plan (or pursuant to stand-alone award agreements).

(d)           Vacation.  During the Employment Period, Executive shall be entitled to five weeks of paid vacation.  Vacation shall be taken at such times and intervals as shall be determined by Executive, subject to the reasonable business needs of the Company.

(e)           Reimbursement of Ordinary Business Expenses.  The Company shall reimburse Executive for all reasonable business expenses upon the presentation of itemized statements of such expenses in accordance with Company policies and procedures as may be in effect from time to time.

(f)           Automobile Allowance.  During the Employment Period, Executive shall be entitled to an automobile allowance in an amount equal to $750.00 per month.

(g)           Life Insurance.  During the Employment Period, the Company will reimburse Executive, up to the maximum amount of $200.00 per month, for the cost of a term life insurance policy having a face amount of $1,000,000.  Executive shall be the owner of such policy and shall be entitled to name the beneficiary(ies) thereof.

(h)           Other Benefits and Perquisites.  Executive shall be entitled to participate in the benefit plans provided by the Company for all employees generally, and for the Company’s executive employees, including the availability of health and dental insurance benefits. The Company shall be entitled to modify, amend or terminate these benefit plans in its sole discretion at any time, provided such modification, amendment or termination is applicable to all employees generally.  Any reimbursement of expenses made under this Agreement shall only be made for eligible expenses incurred during the Employment Period, and no reimbursement of any expense shall be made by the Company after December 31st of the year following the calendar year in which the expense was incurred.  The amount eligible for reimbursement under this Agreement during a taxable year may not affect expenses eligible for reimbursement in any other taxable year, and the right to reimbursement under this Agreement is not subject to liquidation or exchange for another benefit.  Executive will comply with the Company’s policies regarding these benefits, including all Internal Revenue Service rules and requirements.

6.           Confidential Information.

(a)           Confidential Information.  The Company shall provide Executive with confidential information and trade secrets of the Company (hereinafter referred to as “Confidential Information”), shall place Executive in a position to develop and have ongoing access to Confidential Information of the Company, shall entrust Executive with business opportunities of the Company, and shall place Executive in a position to develop business goodwill on behalf of the Company.  For purposes of this Agreement, Confidential Information includes, but is not limited to:

(i)             Technologies developed by the Company and any research data or other documentation related to the development of such technologies, including, without limitation, all designs, ideas, concepts, improvements, product developments, discoveries and inventions, whether patentable or not, that are conceived, developed or acquired by Executive, individually or in conjunction with others, during the period of Executive’s employment by the Company;

(ii)            All documents, drawings, memoranda, notes, records, files, correspondence, manuals, models, specifications, computer programs, E-mail, voice mail, electronic databases, maps, logs, drawings, models and all other writings or materials of any type embodying any of such information, ideas, concepts, improvements, discoveries, inventions and other similar forms of expression that are conceived, developed or acquired by Executive individually or in conjunction with others during the Employment Period (whether during business hours or otherwise and whether on any Company premises or otherwise) that relate to the Company’s Business (defined below), trade secrets, products or services;

(iii)           Customer lists and prospect lists developed by the Company;

(iv)           Information regarding the Company’s customers which Executive acquired as a result of his employment with the Company, including but not limited to, customer contracts, work performed for customers, customer contacts, customer requirements and needs, data used by the Company to formulate customer bids, customer financial information, and other information regarding the customer’s business;

(v)            Information related to the Company’s Business (defined below), including but not limited to marketing strategies and plans, sales procedures, operating policies and procedures, pricing and pricing strategies, business plans, sales, profits, and other business and financial information of the Company;

(vi)           Training materials developed by and utilized by the Company; and

(vii)          Any other information that Executive acquired as a result of his employment with the Company and which the Company would not want disclosed to a business competitor or to the general public.

Executive understands and acknowledges that such Confidential Information gives the Company a competitive advantage over others who do not have the information, and that the Company would be irreparably harmed if the Confidential Information were disclosed.

For purposes of this Agreement, Confidential Information shall not include information that: (i) prior to disclosure, is or was known or generally available to the public; (ii) after disclosure, become known to the public through no act or omission of Executive or any other person or entity with an obligation of confidentiality to the Company; (iii) is or was independently developed by Executive without the use of or reference to Confidential Information of the Company, and can be demonstrated by Executive through reasonable evidence was developed by Executive in this manner; or (iv) is required to be disclosed pursuant to an applicable law, rule, regulation, government requirement or court order, or the rules of any stock exchange (provided however, Executive shall advise the Company of such required disclosure promptly upon learning thereof in order to afford the Company a reasonable opportunity to contest, limit and/or assist Executive in crafting such disclosure and shall cooperate with the Company concerning any such attempt to contest, limit or craft the disclosure).

(b)           Disclosure of Confidential Information.  Executive agrees that he shall hold all Confidential Information of the Company in trust for the Company and shall not during or after his employment terminates for any reason:  (i) use the information for any purpose other than the benefit of the Company; or (ii) disclose to any person or entity any Confidential Information of the Company except as necessary during Executive’s employment with the Company to perform services on behalf of the Company.  Executive shall also take reasonable steps to safeguard such Confidential Information in Executive’s possession or control to prevent its disclosure to unauthorized persons.

(c)           Return of Information.  Upon termination of employment, or at any earlier time as directed by the Company, Executive shall immediately deliver to the Company any and all Confidential Information in Executive’s possession, any other documents or information that Executive acquired as a result of his employment with the Company and any copies of any such documents/information.  Executive shall not retain any originals or copies of any documents or materials related to the Company’s Business – whether in hard copy or digital form – which Executive came into possession of or created as a result of his employment with the Company.  Executive acknowledges that such information, documents and materials are the exclusive property of the Company.  After Executive delivers to the Company all Confidential Information in Executive’s possession and all other documents and/or information relating to the Company’s Business, Executive shall immediately delete all Company Confidential Information and other documents and/or information relating to the Company’s Business from any computer, cellular phone or other digital or electronic device owned by Executive.  In addition, upon termination of employment, or at any time earlier as directed by the Company, Executive shall immediately deliver to the Company any property of the Company in Executive’s possession.

7.           Restrictive Covenants.  In consideration for (i) the Company’s promise to provide Confidential Information to Executive and Executive’s return promise to hold the Company’s Confidential Information in trust, (ii) the substantial economic investment made by the Company in the Confidential Information and goodwill of the Company, and the business opportunities disclosed or entrusted to Executive, (iii) the compensation and other benefits provided by the Company to Executive, and (iv) the Company’s employment of Executive pursuant to this Agreement, and to protect the Company’s Confidential Information, customer relationships, and goodwill, Executive agrees to enter into the following restrictive covenants.

(a)           Non-Solicitation.  Executive agrees that, during the Employment Period and thereafter during the Restricted Period (defined below), other than in connection with his authorized duties under this Agreement, Executive shall not, directly or indirectly, either as a principal, manager, agent, employee, consultant, officer, director, stockholder, partner, investor, owner, or lender or in any other capacity, and whether personally or through other persons or entities:

(i)            Solicit business from, interfere with, attempt to solicit business with, or do business with any customer or client of the Company with whom the Company did business or who the Company solicited within the preceding eighteen (18) months and:  (1) who or which Executive contacted, called on, serviced or did business with during Executive’s employment at the Company; (2) who or which Executive learned of solely as a result of Executive’s employment with the Company; or (3) about whom Executive received Confidential Information.  This restriction in this Section 7(a)(i) only prohibits soliciting, attempting to solicit or transacting business with any person or entity, other than the Company, engaged in the Business (as defined below) of the Company or any Affiliate (as defined below); or

(ii)           Solicit, induce or attempt to solicit or induce, engage or hire, on behalf of himself or any other person or entity, any person who is an employee or consultant of the Company or who was employed by the Company within the preceding twelve (12) months (general advertisements and similar solicitations not directed at any specific individuals shall not be considered solicitation for this purpose).

Notwithstanding the foregoing, the restrictions contained in this Section shall not apply to any individual who is a family member of Executive.

(b)           Non-Disparagement. Executive agrees that the Company’s goodwill and reputation are assets of great value to the Company and its affiliates which were obtained through great costs, time and effort.  Therefore, Executive agrees that during his employment and after the termination of his employment, Executive shall not in any way, directly or indirectly, disparage, libel or defame the Company or any Affiliate, their respective business or business practices, products or services, or employees. The Company agrees that Executive’s goodwill and reputation are assets of great value to Executive which were obtained through great costs, time and effort. Therefore, the Company agrees that during Executive’s employment and after the termination of his employment, members of the Company’s Board and any Affiliate’s Board, as well as the Company’s and any Affiliate’s executive officers shall not in any way, directly or indirectly, disparage, libel or defame Executive or Executive’s business practices or services. Provided, however, that the obligation to refrain from making disparaging, libelous, or defamatory statements imposed upon the persons identified in this Section 7(b) (“Negative Statements”) shall apply only to Negative Statements made to third parties who are not obligated to refrain from making Negative Statements. Provided further, that nothing contained in this Section 7(b) shall be construed to prohibit the making of Negative Statements: (i) to the extent necessary to comply with any law, court order, or subpoena; (ii)  in connection with any discovery request in a legal action to which a response is required by law; or (iii) to the extent necessary to enforce a party’s rights hereunder.

For purposes of this Agreement:

“Restricted Period” means a period of fifteen (15) months immediately following the date of Executive’s termination from employment for any reason.

“Business” means a person or entity whose business is the  development, manufacture and/or marketing of biomedical products, utilizing a transdermal delivery system for the delivery of active pharmaceutical ingredients or biomedical products for the treatment of advanced wound care; or any other business the Company engages in during Executive’s employment and in which Executive participated or of which Executive had knowledge of Confidential Information.

“Affiliate” means, any entity which directly or indirectly controls, is controlled by, or is under common control with the Company for so long as such control exists, where “control” means the decision-making authority as to such entity and, further, where such control shall be presumed to exist where an entity owns more than fifty percent (50%) of the equity having the power to vote on or direct the affairs of the other entity.

 (c)           Tolling.  If Executive violates any of the restrictions contained in this Section 7 (other than subsection (b) of this Section 7), the Restricted Period shall be suspended and will not run in favor of Executive from the time of the commencement of any violation until the time when Executive cures the violation.

(d)           Remedies.  Executive acknowledges that the restrictions contained in Sections 6 and 7 of this Agreement, in view of the nature of the Company’s business and his position with the Company, are reasonable and necessary to protect the Company’s legitimate business interests, Confidential Information and goodwill and that any violation of Sections 6 and 7 of this Agreement may result in irreparable injury to the Company.  In the event of a breach or threatened breach by Executive of Sections 6 or 7 of this Agreement, the Company may seek a temporary restraining order and injunctive relief restraining Executive from the commission of any breach. Nothing contained in this Agreement shall be construed as prohibiting the Company from pursuing any other remedies available to it for any breach or threatened breach, including, without limitation, the recovery of money damages.  The existence of any claim or cause of action by Executive against the Company not predicated on this Agreement shall not constitute a defense to the enforcement by the Company of Section 6 or 7 of this Agreement.  If Executive, in the future, seeks or is offered employment, or any other position or capacity with another person or entity, Executive agrees to inform each such person or entity of the restrictions in Sections 6 and 7 of this Agreement.  The Company shall be entitled to advise such person or entity of the provisions of Section 6 and 7 and to otherwise deal with such person or entity to ensure that the provisions of Sections 6 and 7 are enforced.

(e)           Reformation.  The courts shall be entitled to modify the duration and scope of any restriction contained herein to the extent such restriction would otherwise be unenforceable, and such restriction as modified shall be enforceable.  Executive acknowledges that the restrictions imposed by this Agreement are legitimate, reasonable and necessary to protect the Company’s investment in its Confidential Information, businesses, customer relationships and the goodwill thereof.  Executive acknowledges that the scope and duration of the restrictions contained herein are necessary and reasonable in light of the time that Executive has been engaged in the business of the Company, Executive’s reputation in the markets for the Company’s business and Executive’s relationship with the suppliers, customers and clients of the Company obtained through Executive’s employment with the Company.

8.           Termination of Agreement.  The employment relationship between Executive and the Company created under this Agreement shall terminate before the expiration of the stated term of this Agreement upon the occurrence of any one of the following events:

(a)           Death or Permanent Disability.  This Agreement, and Executive’s employment, shall be terminated effective on the death or permanent disability of Executive.  For this purpose, “permanent disability” shall mean that Executive (i) has, by reason of any medically determinable physical or mental impairment that can reasonably be expected, based on a determination of Executive’s treating physician, to last for a continuous period of not less than twelve (12) months, (ii) been receiving income replacement benefits for a period of not less than three (3) months under an accident and health or long-term disability benefits plan covering employees of the Company, or (iii) is determined to be totally disabled by the U.S. Social Security Administration.

(b)           Termination by the Company for Cause.  The Company may terminate Executive’s employment hereunder for Cause at any time after providing written notice to Executive.  For purposes of this Agreement, the term “Cause” shall mean any of the following:

(i)            an act or acts of theft, embezzlement, or fraud by Executive;

(ii)            an act or acts of intentional dishonesty or willful misrepresentation of a material nature that is reasonably likely to cause material damage to the Company or the Company’s reputation;

(iii)           a material breach by Executive of any fiduciary duties owed by him to the Company;

(iv)           Executive’s conviction of, or pleading nolo contendere or guilty to, a felony or misdemeanor (other than a traffic infraction) that is reasonably likely to cause material damage to the Company or the Company’s reputation;

(v)           a material violation of the Company’s written policies, standards or guidelines, which Executive failed to cure within thirty (30) days after receiving written notice from the Board specifying the details of the alleged violation;

(vi)           Executive’s refusal to perform the material duties and responsibilities required to be performed by Executive under the terms of this Agreement, which Executive failed to cure within thirty (30) days after receiving written notice from the Board specifying the details of the alleged refusal; and

(vii)          a material breach by Executive of this Agreement or any other agreement to which Executive and the Company are parties that is not cured by Executive within thirty (30) days after receiving written notice from the Board specifying the details of the alleged material breach.

(c)           Termination by the Company Without Cause.  Subject to the Company’s obligations pursuant to Section 9(c) of this Agreement, the Company may terminate this Agreement and Executive’s employment at any time upon thirty (30) days written notice to Executive without Cause, during which period Executive shall not be required to perform any services for the Company other than to assist the Company in training his successor and generally preparing for an orderly transition.

(d)           Termination by Executive.  Executive may terminate this Agreement and his employment without Good Reason at any time upon thirty (30) days written notice to the Company.  Executive may also terminate his employment for Good Reason.  For purposes of this Agreement, the term “Good Reason” shall mean the occurrence of any of the following without Executive’s prior written consent:

(i)            a material reduction in Executive’s Base Salary;

(ii)           a material diminution in Executive’s title, duties, responsibility or authority;

(iii)           the relocation of Executive’s primary office to an office located more than thirty-five (35) miles from the Primary Office;

(iv)          a material breach by the Company of this Agreement or any other agreement to which Executive and the Company are parties; or

(v)           failure by the Company to secure in writing the agreement of any successor entity to the Company to assume the Agreement, including a successor to all or substantially all of the assets of the Company.

Any event described in (i) through (v) shall not constitute Good Reason unless Executive delivers to the Company a written notice of termination for Good Reason within ninety (90) days after Executive first learns of the existence of the circumstances giving rise to Good Reason, and within thirty (30) days following delivery of such notice, the Company has failed to cure the circumstances giving rise to Good Reason.

 (e)           Separation from Service.  For purposes of this Agreement, including, without limitation, Sections 8 and 9, any references to a termination of Executive’s employment shall mean a “separation from service” as defined by Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”) and the Treasury Regulations and other guidance issued thereunder.

(f)           Notice of Termination.  Any termination of Executive’s employment hereunder (other than as a result of the death of Executive or as a result of the expiration of the Employment Term or any Renewal Term if either party has given a Non-Renewal Notice to the other), whether by the Company or by Executive, shall be communicated by written Notice of Termination to the other party hereto.  For purposes of this Agreement, a “Notice of Termination” shall mean a written notice that shall indicate (i) the specific termination provision in this Agreement relied upon; (ii) the basis for the termination; and (iii) the date of termination.

            9.           Compensation Upon Termination for Any Reason.  Upon the termination of Executive’s employment under this Agreement before the expiration of the stated term in this Agreement, Executive shall be entitled to the following:

(a)           Termination by the Company for Cause or as a Result of the Resignation of Executive Without Good Reason.  In the event that Executive’s employment is terminated either by the Company for Cause, or as a result of Executive’s resignation without Good Reason, the Company shall, in addition to any benefits provided under any employee benefit plan or program of the Company, pay the following amounts to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination):

(i)            any accrued but unpaid Base Salary (as determined pursuant to Section 5(a) hereof) for services rendered to the date of termination;

(ii)           any accrued but unpaid expenses required to be reimbursed pursuant to Section 5(e) hereof; and

(iii)           any earned, but unpaid, bonus under Section 5(b) for services rendered during the year preceding the date of termination.

The amounts described in Sections 9(a)(i)-(iii) above, together with benefits provided under any employee benefit plan or program of the Company, shall be referred to herein as the “Accrued Obligations.”

(b)           Termination by Reason of Death or Disability of Executive.  In the event that Executive’s employment is terminated by reason of Executive’s death or Disability, the Company shall pay the following amounts to Executive (or his estate or other legal representative, as the case may be) within the time period required by applicable law (and in all events within thirty (30) days of such termination):

(i)            the Accrued Obligations; and

(ii)           notwithstanding anything to the contrary in this Agreement with respect to the requirement of being employed as of December 31st, a pro-rata portion (based on a fraction, the numerator of which is the number of days in the calendar year on which Executive performed services prior to termination and the denominator of which is the number of days in such calendar year) of Executive’s annual bonus that he would have earned had he been employed as of December 31st of the year in which his employment ends, but calculated at the Target Bonus level (the “Pro-Rata Target Bonus”).

(c)           Termination by the Company Without Cause, or by Executive for Good Reason During the First Two Years of the Initial Employment Term.  In the event that Executive’s employment is terminated at any time during the first two (2) years of the Initial Employment Term and such termination is initiated by the Company without Cause or by Executive for Good Reason, the Company shall pay and/or provide the following to Executive:

(i)             the Accrued Obligations within the time period required by applicable law (and in all events within thirty (30) days of such termination);

(ii)            the Pro-Rata Target Bonus within thirty (30) days of such termination; and

(iii)           subject to compliance with the restrictive covenants in Sections 6 and 7 and the execution and timely return by Executive of a release of claims in substantially the form of Exhibit A hereto (the “Release”) which the Company shall deliver to Executive within five (5) business days following the termination of Executive’s employment, and subject to the provisions of Section 11 below:

(1)   The Company shall pay Executive an amount equal to two (2) years Base Salary, payable in twenty-four (24) equal monthly installments (the “Severance Period”). The first installment shall commence on the sixtieth (60th) day following the termination of Executive’s employment but shall include all installment amounts that would have been paid during the first sixty (60) days following the termination of Executive’s employment had installments commenced immediately following the date of termination;

(2)           The Company shall provide Executive and his dependents with continued healthcare coverage under the Company’s group health and dental plans at the same cost, if any, imposed on active employees of the Company, until the earlier of (x) the expiration of the Severance Period; (y) the date that Executive’s “COBRA” coverage terminates or expires; or (z) the date that Executive obtains new employment that offers substantially similar health and dental coverage.  Such continuing health and dental coverage provided by the Company shall be provided pursuant to COBRA.  To the extent any such benefits are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year; and

(3)           notwithstanding anything to the contrary contained in the 2011 Plan or in any successor plan, award agreement, or similar equity incentive scheme, any stock options and other equity-based awards granted to Executive that have not vested as of the date of termination shall immediately become 100% vested and all restrictions shall lapse. All stock options vested prior to the date of termination or which vest as a result of this Section 9(c)(iii)(3) shall remain exercisable for three (3) months following the expiration of the Initial Employment Term (unless the originally prescribed term of any such vested stock options expires sooner), as if Executive remained actively employed by the Company during such period.

In the event Executive fails to comply with the restrictive covenants in Section 7 or does not timely execute and return (or otherwise revokes) a release of claims in the form and substance reasonably requested by the Company, no amount shall be payable to Executive pursuant to this Section 9(c)(iii).

(d)           Termination by the Company Without Cause, or by Executive for Good Reason After the First Two Years of the Initial Employment Term.  In the event that Executive’s employment is terminated at any time after the first two (2) years of the Initial Employment Term and such termination is initiated by the Company without Cause or by Executive for Good Reason, the Company shall pay and/or provide the following to Executive:

 (i)            the Accrued Obligations within the time period required by applicable law (and in all events within thirty (30) days of such termination); and

 (ii)           subject to compliance with the restrictive covenants in Sections 6 and 7 and the execution and timely return by Executive of the Release which the Company shall deliver to Executive within five (5) business days following the termination of Executive’s employment, and subject to the provisions of Section 11 below:

(1)           The Company shall pay Executive an amount equal to the sum of (x) two (2) years Base Salary and (y) two (2) years of Executive’s annual bonus calculated at the Target Bonus level, payable in twenty-four (24) equal monthly installments (the “Severance Period”). The first installment shall commence on the sixtieth (60th) day following the termination of Executive’s employment but shall include all installment amounts that would have been paid during the first sixty (60) days following the termination of Executive’s employment had installments commenced immediately following the date of termination;

(2)           The Company shall provide Executive and his dependents with continued healthcare coverage under the Company’s group health and dental plans at the same cost, if any, imposed on active employees of the Company, until the earlier of (x) the expiration of the Severance Period; (y) the date that Executive’s “COBRA” coverage terminates or expires; or (z) the date that Executive obtains new employment that offers substantially similar health and dental coverage.  Such continuing health and dental coverage provided by the Company shall be provided pursuant to COBRA.  To the extent any such benefits are otherwise taxable to Executive, such benefits shall, for purposes of Section 409A of the Code, be provided as separate in-kind payments of those benefits, and the provision of in-kind benefits during one calendar year shall not affect the in-kind benefits to be provided in any other calendar year; and

(3)           notwithstanding anything to the contrary contained in the 2011 Plan or in any successor plan, award agreement, or similar equity incentive scheme, any stock options and other equity-based awards granted to Executive that have not vested as of the date of termination shall immediately become 100% vested and all restrictions shall lapse. All stock options vested prior to the date of termination or which vest as a result of this Section 9(d)(ii)(3) shall remain exercisable for three (3) months following the expiration of the Initial Employment Term or any Renewal Term, as the case may be (unless the originally prescribed term of any such vested stock options expires sooner), in each case as if Executive remained actively employed by the Company during such period.

In the event Executive fails to comply with the restrictive covenants in Section 7 or does not timely execute and return (or otherwise revokes) a release of claims in the form and substance reasonably requested by the Company, no amount shall be payable to Executive pursuant to this Section 9(d)(ii).

10.           Other Provisions.

(a)           Remedies; Legal Fees.  Each of the parties to this Agreement shall be entitled to enforce its rights under this Agreement, specifically, to recover damages by reason of any breach of any provision of this Agreement and to exercise all other rights existing in its favor.  The prevailing party shall be entitled to attorney’s fees.

(b)           Limitations on Assignment.  In entering into this Agreement, the Company is relying on the unique personal services of Executive; services from another person will not be an acceptable substitute.  Except as provided in this Agreement, Executive may not assign this Agreement or any of the rights or obligations set forth in this Agreement without the explicit written consent of the Company.  Any attempted assignment by Executive in violation of this Section 10(b) shall be void.  Except as provided in this Agreement, nothing in this Agreement entitles any person other than the parties to the Agreement to any claim, cause of action, remedy, or right of any kind, including, without limitation, the right of continued employment. No rights or obligations of the Company under this Agreement may be assigned or transferred by the Company without Executive’s prior written consent, except that such rights or obligations may be assigned or transferred pursuant to a merger or consolidation in which the Company is not the continuing entity, or a sale, liquidation or other disposition of all or substantially all of the assets of the Company, provided that the assignee or transferee is the successor to all or substantially all of the assets of the Company and assumes the liabilities, obligations and duties of the Company under this Agreement, either contractually or as a matter of law.  The Company further agrees that, in the event of any disposition of its business and assets described in the preceding sentence, it shall cause such assignee or transferee expressly to assume the liabilities, obligations and duties of the Company hereunder.

(c)           No Mitigation or Offset.  In the event of termination of Executive’s employment for any reason, Executive shall be under no obligation to seek other employment and there shall be no offset against amounts due to him on account of any remuneration or benefits from any subsequent employment that he may obtain.

(d)           Severability and Reformation.  The parties intend all provisions of this Agreement to be enforced to the fullest extent permitted by law.  If, however, any provision of this Agreement is held to be illegal, invalid, or unenforceable under present or future law, such provision shall be fully severable, and this Agreement shall be construed and enforced as if such illegal, invalid, or unenforceable provision were never a part hereof, and the remaining provisions shall remain in full force and effect and shall not be affected by the illegal, invalid, or unenforceable provision or by its severance.  In lieu of such illegal, invalid or unenforceable provision, there shall be added automatically as a part of this Agreement a legal, valid and enforceable provision as similar in terms to such illegal, invalid or unenforceable provision as may be possible, and the Company and Executive hereby request the court to whom disputes relating to this Agreement are submitted to reform the otherwise unenforceable covenant in accordance with this Section 10(d).

(e)           Notices.  Any notice or other communication required, permitted or desired to be given under this Agreement shall be deemed delivered when personally delivered; the business day, if delivered by overnight courier; the same day, if transmitted by facsimile on a business day before noon, Eastern Time; the next business day, if otherwise transmitted by facsimile; and the third business day after mailing, if mailed by prepaid certified mail, return receipt requested, as addressed or transmitted as follows (as applicable):

If to Executive:

The address of Executive’s principal residence kept in the Company’s records, with a copy to him (during the Employment Period) at his office.

If to the Company:

Alliqua, Inc.
850 Third Avenue, Suite 1801
New York, NY 10022
Facsimile:  (646) 218-1401

(f)           Further Acts.  Whether or not specifically required under the terms of this Agreement, each party shall execute and deliver such documents and take such further actions as shall be necessary in order for such party to perform all of his or its obligations specified in the Agreement or reasonably implied from the Agreement’s terms.

(g)           Publicity and Advertising. Executive agrees that the Company may use his name, picture, or likeness for any advertising, publicity or other business purpose at any time, during the term of this Agreement and may continue to use materials generated during the term of this Agreement for a period of six (6) months thereafter.  The use of Executive’s name, picture, or likeness shall not be deemed to result in any invasion of Executive’s privacy or in violation of any property right Executive may have; and Executive shall receive no additional consideration if his name, picture or likeness is so used.  Executive further agrees that any negatives, prints or other material for printing or reproduction purposes prepared in connection with the use of his name, picture or likeness by the Company shall be and are the sole property of the Company.

(h)           GOVERNING LAW. THIS AGREEMENT SHALL BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH THE LAWS OF THE STATE OF NEW YORK, WITHOUT GIVING EFFECT TO THE CONFLICT OF LAWS (RULES) OR CHOICE OF LAWS (RULES) THEREOF.

(i)           Venue.  The exclusive venue for all suits or proceedings arising from or related to this Agreement shall be in a court of competent jurisdiction in New York, New York.

(j)           Waiver.  A party’s waiver of any breach or violation of any Agreement provisions shall not operate as, or be construed to be, a waiver of any later breach of the same or other Agreement provision.

(k)           Entire Agreement, Amendment, Binding Effect. This Agreement constitutes the entire agreement between the parties concerning the subject matter in this Agreement.  No oral statements or prior written material not specifically incorporated in this Agreement shall be of any force and effect, and no changes in or additions to this Agreement shall be recognized, unless incorporated in this Agreement by written amendment, such amendment to become effective on the date stipulated in it.  Executive acknowledges and represents that in executing this Agreement, he did not rely, and has not relied, on any communications, promises, statements, inducements, or representation(s), oral or written, by the Company, except as expressly contained in this Agreement.  Any amendment to this Agreement must be signed by all parties to this Agreement.  This Agreement will be binding on and inure to the benefit of the parties hereto and their respective successors, heirs, legal representatives, and permitted assigns (if any).  This Agreement supersedes any prior agreements between Executive and the Company concerning the subject matter of this Agreement.

(l)           Counterparts.  This Agreement may be executed in counterparts, with the same effect as if both parties had signed the same document.  All such counterparts shall be deemed an original, shall be construed together and shall constitute one and the same instrument.

(m)           Indemnification.  The Company agrees to maintain a directors’ and officers’ liability insurance policy covering Executive in an amount, and on terms and conditions (including without limitation, with respect to scope, exclusions, sub-amounts and deductibles), no less favorable to him than the coverage the Company provides other senior executives and directors from time to time.  In addition, the Company and Executive shall execute an Indemnification Agreement in the form attached and incorporated as Exhibit B. Executive’s right to indemnification pursuant to such directors’ and officers’ liability insurance and pursuant to the Indemnification Agreement shall be in addition to, and not in lieu of, Executive’s right to indemnification pursuant to applicable statutes and the Company’s Bylaws and Certificate of Incorporation or other similar governing document.

(n)           Attorney’s Fees.  The Company agrees to pay or reimburse Executive for reasonable attorney’s fees incurred by Executive in connection with the review of this Agreement, up to a maximum of $10,000.   Such payment will be made promptly following execution of this Agreement.

11.           Section 409A of the Code.

(a)           To the extent (i) any payments to which Executive becomes entitled under this Agreement, or any agreement or plan referenced herein, in connection with Executive’s termination of employment with the Company constitute deferred compensation subject to Section 409A of the Code; (ii) Executive is deemed at the time of his separation from service to be a “specified employee” under Section 409A of the Code; and (iii) at the time of Executive’s separation from service the Company is publicly traded (as defined in Section 409A of Code), then such payments (other than any payments permitted by Section 409A of the Code to be paid within six (6) months of Executive’s separation from service) shall not be made until the earlier of (x) the first day of the seventh month following Executive’s separation from service or (y) the date of Executive’s death following such separation from service.  Upon the expiration of the applicable deferral period, any payments which would have otherwise been made during that period (whether in a single sum or in installments) in the absence of this Section 11 shall be paid to Executive or Executive’s beneficiary in one lump sum, plus interest thereon at the Delayed Payment Interest Rate (as defined below) computed from the date on which each such delayed payment otherwise would have been made to Executive until the date of payment.  For purposes of the foregoing, the “Delayed Payment Interest Rate” shall mean the national average annual rate of interest payable on jumbo six-month bank certificates of deposit, as quoted in the business section of the most recently published Sunday edition of The New York Times preceding Executive’s separation from service.

(b)           In the case of any amounts  payable to Executive under this Agreement, or under any plan of the Company, that may be treated as payable in the form of “a series of installment payments”, as defined in Treas. Reg. §1.409A-2(b)(2)(iii), Executive’s right to receive such payments shall be treated as a right to receive a series of separate payments for purposes of Treas. Reg. §1.409A-2(b)(2)(iii).

(c)           It is intended that this Agreement comply with or be exempt from the provisions of Section 409A of the Code and the Treasury Regulations and guidance of general applicability issued thereunder so as to not subject Executive to the payment of additional interest and taxes under Section 409A of the Code, and in furtherance of this intent, this Agreement shall be interpreted, operated and administered in a manner consistent with these intentions.

12.           Section 4999 Excise Taxes.

(a)           Certain Reductions in Agreement Payments.  Notwithstanding anything in this Agreement to the contrary, in the event a nationally recognized independent accounting firm designated by the Company and reasonably acceptable to Executive (the “Accounting Firm”) shall determine that receipt of all payments or distributions by the Company in the nature of compensation to or for Executive’s benefit, whether paid or payable pursuant to this Agreement or otherwise (a “Payment”), would subject Executive to the excise tax under Section 4999 of the Code, the Accounting Firm shall determine as required below in this Section 12(b) whether to reduce any of the Payments paid or payable pursuant to this Agreement (the “Agreement Payments”) to the Reduced Amount (as defined below).  The Agreement Payments shall be reduced to the Reduced Amount only if the Accounting Firm determines that Executive would have a greater Net After-Tax Receipt (as defined below) of aggregate Payments if Executive’s Agreement Payments were so reduced.  If the Accounting Firm determines that Executive would not have a greater Net After-Tax Receipt of aggregate Payments if Executive’s Agreement Payments were so reduced, then Executive shall receive all Agreement Payments to which Executive is entitled.

(b)           Accounting Firm Determinations.  If the Accounting Firm determines that aggregate Agreement Payments should be reduced to the Reduced Amount, the Company shall promptly give Executive notice to that effect and a copy of the detailed calculation thereof.  All determinations made by the Accounting Firm under this Section 12(b) shall be binding upon the Company and Executive (absent manifest error) and shall be made as soon as reasonably practicable and in no event later than fifteen (15) days following the date of Executive’s termination of employment.  For purposes of reducing the Agreement Payments to the Reduced Amount, only amounts payable under this Agreement (and no other Payments) shall be reduced.  The reduction of the amounts payable hereunder, if applicable, shall be made by first reducing or eliminating those payments or benefits which are payable in cash and then by reducing or eliminating payments which are not payable in cash, in each case in reverse order beginning with payments or benefits which are to be paid the farthest in time from the date of Executive’s termination of employment.  For this purpose, where multiple payments or benefits are to be paid at the same time, they shall be reduced or eliminated on a pro-rata basis.

(c)           Overpayments; Underpayments.  As a result of the uncertainty in the application of Section 4999 of the Code at the time of the initial determination by the Accounting Firm hereunder, it is possible that amounts will have been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should not have been so paid or distributed (an “Overpayment”) or that additional amounts which will have not been paid or distributed by the Company to or for the benefit of Executive pursuant to this Agreement which should have been so paid or distributed (an “Underpayment”), in each case consistent with the calculation of the Reduced Amount hereunder.  In the event that the Accounting Firm, based upon the assertion of a deficiency by the Internal Revenue Service against either the Company or Executive which the Accounting Firm believes has a high probability of success determines that an Overpayment has been made, Executive shall pay any such Overpayment to the Company together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code; provided, however, that no amount shall be payable by Executive to the Company if and to the extent such payment would not either reduce the amount on which Executive is subject to tax under Section 1 and Section 4999 of the Code or generate a refund of such taxes.  In the event that the Accounting Firm, based upon controlling precedent or substantial authority, determines that an Underpayment has occurred, any such Underpayment shall be paid promptly (and in no event later than sixty (60) days following the date on which the Underpayment is determined) by the Company to or for the benefit of Executive together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.

(d)           Definitions.  The following terms shall have the following meanings for purposes of this Section 12:

(i)           “Reduced Amount” shall mean the greatest amount of Agreement Payments that can be paid that would not result in the imposition of the excise tax under Section 4999 of the Code.

(ii)           “Net After-Tax Receipt” shall mean the present value (as determined in accordance with Sections 280G(b)(2)(A)(ii) and 280G(d)(4) of the Code) of a Payment net of all taxes imposed on Executive with respect thereto under Sections 1 and 4999 of the Code and under applicable state and local laws, determined by applying the highest marginal rate under Section 1 of the Code and under state and local laws which applied to Executive’s taxable income for the immediately preceding taxable year, or such other rate(s) as the Accounting Firm determined to be likely to apply to Executive in the relevant taxable year(s).

(e)           Fees and Expenses.  All fees and expenses of the Accounting Firm shall be paid solely by the Company.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties have executed this Agreement as of the date first indicated above.

THE COMPANY: ALLIQUA, INC.

By:
Jerome B. Zeldis MD, PhD
Chairman of the Board

EXECUTIVE:

David Johnson